Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 30, 2004 (except for Note A 6, as to which the date is October 7, 2005), accompanying the consolidated financial statements of Texas United Bancshares, Inc. and Subsidiaries for the year ending December 31, 2003 included in Texas United Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Grant Thornton LLP

Houston, Texas

May 11, 2006